Exhibit 5.1

January 18, 2006

Huttig Building Products, Inc.

555 Maryville University Drive, Suite 240

St. Louis, Missouri 63141

Ladies and Gentlemen:

We are counsel to Huttig Building Products, Inc., a Delaware corporation (the “Company”), and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, relating to (i) 75,000 shares of the Company’s common stock, $.01 par value (“Common Stock”), which are to be issued from time to time in connection with outstanding Nonemployee Directors’ Direct Stock Option Grants (the “Grants”), (ii) 500,000 shares of Common Stock which are to be issued from time to time in connection with the Company’s Amended and Restated 2001 Stock Incentive Plan, (iii) 675,000 shares of Common Stock which are to be issued from time to time in connection with the Company’s 2005 Executive Incentive Compensation Plan and (iv) 75,000 shares of Common Stock which are to be issued from time to time in connection with the Company’s 2005 Nonemployee Directors’ Restricted Stock Plan. As used in this opinion letter, the term “Plans” refers collectively to the Company’s Amended and Restated 2001 Stock Incentive Plan, 2005 Executive Incentive Compensation Plan and 2005 Nonemployee Directors’ Restricted Stock Plan, and the term “Shares” refers collectively to the aggregate 1,325,000 shares of Common Stock to which the Registration Statement relates.

We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plans and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued upon exercise of the Grants or under the terms of the Plans, as the case may be, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP